Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 17, 2020 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	1.700% Senior Notes due 2023 (the “2023 Notes”);
2.700% Senior Notes due 2027 (the “2027 Notes”);
3.600% Senior Notes due 2030 (the “2030 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	August 17, 2020

Settlement Date:	August 20, 2020 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Commerz Markets LLC
ICBC Standard Bank Plc
C.L. King & Associates, Inc.
Guzman & Company

Terms Applicable to

1.700% Senior Notes due 2023

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	August 18, 2023

Public Offering Price:	99.904%, plus accrued and unpaid interest, if any, from August 20, 2020

Benchmark Treasury:	0.125% due August 15, 2023

Benchmark Treasury Price and Yield:	99-26+, 0.183%

Spread to Benchmark Treasury:	+155 bps

Yield to Maturity:	1.733%

Coupon:	1.700%

Interest Payment Dates:	February 18 and August 18 of each year, commencing on February 18, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Prior to maturity, make-whole call at T+25 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CZ7 / US37045XCZ78

Terms Applicable to

2.700% Senior Notes due 2027

Aggregate Principal Amount:	$900,000,000

Final Maturity Date:	August 20, 2027

Public Offering Price:	99.778%, plus accrued and unpaid interest, if any, from August 20, 2020

Benchmark Treasury:	0.375% due July 31, 2027

Benchmark Treasury Price and Yield:	99-08, 0.485%

Spread to Benchmark Treasury:	+225 bps

Yield to Maturity:	2.735%

Coupon:	2.700%

Interest Payment Dates:	February 20 and August 20 of each year, commencing on February 20, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after June 20, 2027 (the date that is two months prior to the final maturity date). Prior to the par call date, make-whole call at T+35 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DA1 / US37045XDA19

Terms Applicable to

3.600% Senior Notes due 2030

Aggregate Principal Amount:	$350,000,000. The 2030 Notes offered hereby will constitute a further issuance of the 3.600% Senior Notes due 2030, of which $750,000,000 aggregate principal amount was issued on June 22, 2020 (the “Existing 2030 Notes”). The 2030 Notes will form a single series with, and have the same terms, other than the initial offering price and the issue date, as the Existing 2030 Notes. Upon settlement, the 2030 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2030 Notes. Immediately after giving effect to the issuance of the 2030 Notes offered hereby, an aggregate principal amount of $1,100,000,000 of 3.600% Senior Notes due 2030 will be outstanding.

Final Maturity Date:	June 21, 2030

Public Offering Price:	104.228%, plus accrued and unpaid interest deemed to have accrued from June 22, 2020 to the settlement date, of $2,030,000.00

Benchmark Treasury:	0.625% due August 15, 2030

Benchmark Treasury Price and Yield:	99-13, 0.687%

Spread to Benchmark Treasury:	+240 bps

Yield to Maturity:	3.087%

Coupon:	3.600%

Interest Payment Dates:	June 21 and December 21 of each year, commencing on December 21, 2020

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after March 21, 2030 (the date that is three months prior to the final maturity date). Prior to the par call date, make-whole call at T+45 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CY0 / US37045XCY04

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc. by calling 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Goldman Sachs & Co. LLC by calling 212-902-1171, Scotia Capital (USA) Inc. toll-free at 800-372-3930, SG Americas Securities, LLC by calling 1-855-881-2108 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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